Exhibit 10.53

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***]”

AMENDMENT OF
DISCOVERY COLLABORATION AGREEMENT

This Amendment of the Discovery Collaboration Agreement (this “Amendment”) is made and entered into, effective as of May 7, 2019 (the “Effective Date”), by and between XOMA (US) LLC, a Delaware limited liability company having offices at 2200 Powell Street, Suite 310, Emeryville, California, 94608 (“XOMA”) and Sonnet BioTherapeutics, Inc., a New Jersey corporation, having offices ·at 1 Duncan Drive, Cranbury, NJ 08512 (“Sonnet”). Each of XOMA and Sonnet are sometimes referred to herein individually as a “Party” and together as the “Parties.”

Background

WHEREAS, XOMA and Oncobologics, Inc. (now Outlook Therapeutics, Inc. “Outlook”) have entered into that certain Discovery Collaboration Agreement (the “Agreement”) effective as of July 23, 2012, pursuant to which XOMA transferred and granted a license to Outlook to certain materials, technologies and related information relating to particular antibodies; and

WHEREAS, by an agreement dated as of April 6, 2015, Outlook has spun off to Sonnet certain assets of Outlook, including without limitation its interest in the Agreement, relating to its innovative business while retaining its biosimilar business;

WHEREAS, XOMA acknowledges its acceptance of Sonnet as the party to the Agreement in place of Outlook effective as of April 6, 2015; and

WHEREAS, Sonnet and XOMA desire to amend the Agreement;

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Capitalized Terms. Capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined and set forth in this Amendment. Except as expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

ARTICLE 2
AMENDMENTS

2.1 Change in Party Name. XOMA and Sonnet agree that all references in the Agreement to “Oncobiologics” will be understood to refer to Sonnet from and after April 6, 2015, the effective date of Oncobiologics’ assignment of the Agreement to Sonnet. XOMA and Sonnet acknowledge and agree that, as of April 6, 2015, Outlook (formerly known as Oncobiologics, Inc.) had no further rights or obligations under the Agreement and that, as of April 6, 2015, Sonnet succeeded to all such rights and obligations of Outlook under the Agreement.

2.2 Acknowledgement of Satisfaction. The Parties acknowledge and agree that they have each satisfied all prior obligations pursuant to the following sections of the Agreement: Section 3 (Deliverables; Delivery), Section 4 (Services), Section 9(a) (Access Fee) and Section 9(b) (Renewal Fees) and shall have no further obligations under any of such Sections.

2.3 Acknowledgement of Discovery Product. The Parties acknowledge and agree that the albumin binding single chain antibody fragment (scFv) for delivery of recombinant human-cytokines (rH-cytokines) and referenced on Sonnet’s website as ABD and/or in International Patent Application Number PCT/UW2018/000085, filed on February 20, 2018 and given International Publication Number WO 2018/151868 A2 (the “Platform”) is a Discovery Product under the Agreement, that each of the current candidates currently listed on Sonnet’s website (i.e., SON-1010, SON-1210, SON-1220, SON-1230, SON-1005, SON-2010, and SON-2010) are separate and distinct Discovery Products for purposes of milestone and royalty payments and that parties that utilize the Platform are Sonnet Licensees under the Agreement with the resulting economics entailed by such status.

2.4 Amendment of Section 1.36.

Section 1.36 of the Agreement is hereby amended to read in its entirety as follows:

“Library Use Term” means the period of time commencing on the Effective Date and continuing throughout the term of the Agreement.

2.5 Amendment of Section 1.68 and Addition of Schedule 1.59.

Section 1.68 of the Agreement is amended and restated to read in its entirety as follows:

“XOMA040” means, collectively, (i) those specific collections of polynucleotides encoding Antibodies, and their associated biological materials, more specifically described on Schedule 1.68; and (ii) those specific collections of polynucleotides encoding Antibodies, and their associated biological materials, more specifically described on Schedule 1.59 (the items in immediately preceding subsection (ii) may also be referred to in this Agreement separately as “XOMA031”).

New Schedule 1.59 is hereby added to the Agreement to read in its entirety as follows:

Schedule 1.59

[***]

CONFIDENTIAL

2.6 [***] Amendment of Section 1.69.

Section 1.69 of the Agreement is amended and restated to read in its entirety as follows:

“XOMA040 Specifications” means, collectively, (i) Sonnet’s specifications for XOMA031 set forth on Schedule 1.59, and (ii) Sonnet’s specifications for XOMA040 set forth on Schedule 1.68.

2.7 Amendment of Section 5(a). Section 5(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) License Grant. XOMA grants to Sonnet, on its own behalf and on behalf of its Affiliates, in the Field throughout the Territory, subject to the terms, conditions and limitations set forth in this Agreement:

(i) a non-exclusive, non-transferable license and/or right, without the right to grant sublicenses, to use XOMA040, the Systems and/or the Discovery Know-How and/or to practice the Systems Patent Rights and/or the Discovery Patent Rights, in each case to discover, identify, and isolate Discovery Products during the term of this Agreement; and

(ii) a non-exclusive, non-transferable license and/or right, without the right to grant sublicenses, to use the TAE Technology to modify Discovery Products during the term of this Agreement; and

(iii) to the extent required, a non-exclusive license and/or right to develop, exploit and commercialize Discovery Products.

The grants provided for in this Section 5(a) include, to the extent required for drug development and commercialization of any Discovery Product, a right and license to Sonnet, its Affiliates and any Sonnet Licensee, subject to the other limitations of this Agreement, to make, have made, use, sell, offer to sell, import or export any Discovery Product. The grant provided for under Section 5(a)(i) includes any Discovery Patent Right (other than the BCE Patent Rights, Sonnet’s rights to which are addressed in clause (b) below), copyright or similar intellectual property right that is, as of the Effective Date, under the Control of XOMA and/or its Affiliates and shall be subject to all applicable limitations, restrictions and obligations provided for in this Agreement and any limitations or restrictions contained in any license or grant of rights from or other agreement with a Third Party the benefit of which is claimed by Sonnet, provided, however, that such terms (i) were made available in writing to Sonnet prior to the Effective Date, and (ii) are expressed to apply to collaborators or licensees of XOMA in the position of Sonnet under this Agreement.”

2.8 Amendment of Section 10. The following is hereby added to the end of Section 10 of the Agreement:

“With respect to each Discovery Product, if any Milestone Event is achieved by a Discovery Product and one or more preceding Milestone Events have not at such time been achieved by such Discovery Product (each, a “Skipped Milestone”), then each such Skipped Milestone shall be deemed to have been simultaneously achieved with the Milestone Event that was actually achieved. Payment for each Skipped Milestone shall be made simultaneously with the payment for the Milestone Event that was actually achieved pursuant to Section 12(a).”

2.9 Amendment of Section 11(a). Section 11(a) of the Agreement is hereby amended and restated in its entirety as follows:

“Rate. In consideration for the obligation to deliver the Discovery Know-How relating to XOMA040 and the Systems and grants of rights relating to the BCE Patent Rights and the Discovery Patent Rights, Sonnet shall pay XOMA a running royalty of: (a) [***] percent ([***]%) of the Net Sales of each Discovery Product; and (b) [***] percent ([***]%) of the Net Sales of each Discovery Product derived through use of TAE Technology. For the avoidance of doubt, the royalty rate specified in this Section 11(a) and the milestones specified in Section 10 applies regardless of the number of Antibodies comprised in a single Discovery Product.”

2.10 Removal of Section 11(c). Section 11(c) of the Agreement is hereby removed and deleted. Sonnet shall have no further right to reduce the running royalty rate provided in Section 11(a) for a Discovery Product.

2.11 Addition of New Section 12(d). New Section 12(d) is hereby added to the Agreement which will read in its entirety as follows:

“Thirty (30) days after the end of each calendar quarter, Sonnet shall deliver to XOMA a written report which shall summarize with reasonable particularity the current status of activities or compositions of matter as to which Sonnet claims the right of license hereunder.”

2.12 Addition of New Section 15(a)(iv). New Section 15(a)(iv) is hereby added to the Agreement which will read in its entirety as follows:

“Nothwithstanding the foregoing or anything else in this Agreement to the contrary, XOMA shall be allowed to make public disclosure of the existence and current status of any Discovery Product and XOMA’s connection therewith with the prior written consent of Sonnet which shall not be unreasonably withheld, conditioned or delayed.”

2.13 Amendment of Section 18(d). Section 18(d) of the Agreement is hereby amended and restated in its entirety as follows:

“Effect of Expiration or Termination of Agreement. Notwithstanding anything else herein to the contrary, the expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In no way limiting the generality of the foregoing, the provisions of Sections 1, 5(c), 5(e), 6, 10 through 13 (inclusive), 15, 16, 17, 18(d) and 19 shall survive the expiration or termination of this Agreement. For the avoidance of doubt, (i) upon expiration or termination of this Agreement, Sonnet shall cease all use of Transferred Materials, and (ii) upon expiration or termination of this Agreement and subject to obtaining a license of any necessary Patent Rights (including without limitation from XOMA), Sonnet may continue to develop and commercialize existing Discovery Products or potential Discovery Products. In any event, (a) Sonnet’s obligations under Sections 10 through 13 (inclusive) of this Agreement shall survive the expiration or termination of this Agreement with respect to all Discovery Products, and (b) Sonnet shall not transfer or assign to any Third Party title to any Discovery Product unless and until such Third Party has agreed in a writing to XOMA to directly fulfill Sonnet’s obligations under Sections 10 through 13 of this Agreement with respect to such Discovery Product (unless Sonnet fulfills such obligations itself).”

2.14 Amendment of Section 19(b). The phrase “provided, further, that no such assignment shall be permitted without such consent in the event of any merger consolidation or sale of assets resulting in a Change of Control of Oncobiologics [Sonnet] to any Third Party” is hereby amended to read in its entirety as follows: “provided, further, that no such assignment shall be permitted without such consent in the event of any merger, consolidation or sale of assets resulting in a Change of Control of Oncobiologics [Sonnet] to any Third Party that is of lesser credit quality than Sonnet at the time of any such merger, consolidation or sale of assets, such consent not to be unreasonably withheld, conditioned or delayed.”

The following is hereby added at the end of Section 19(b): “Nothing in this Agreement shall require the consent of XOMA to any license of a Discovery Product to a Third Party (i.e., a Sonnet Licensee), provided that the Milestone payments due under Section 10 of this Agreement and the royalty payments due under Section 11 of this Agreement must nevertheless be made.”

2.15 Amendment of Section 19(e). The contact information for notices under Section 19(e) of the Agreement is hereby amended and restated in its entirety as follows:

“If to Sonnet:	Sonnet BioTherapeutics, Inc.
100 Overlook Center
Second Floor
Princeton, New Jersey 08540
Attn: Chief Executive Officer

If to XOMA:	XOMA (US) LLC
2200 Powell Street, Suite 310
Emeryville, CA 94608
Attn: Chief Executive Officer

ARTICLE 3
MISCELLANEOUS

3.1 LakePharma. The Parties acknowledge that XOMA has entered into that certain discovery license agreement with LakePharma Holdings, Inc. (“LakePharma”), pursuant to which XOMA granted to LakePharma certain royalty-bearing rights to XOMA040 to perform antibody discovery services (the “LakePharma Agreement”). Following execution of this Amendment, XOMA shall notify LakePharma that Sonnet is a Customer for purposes of the XOMA-LakePharma Discovery License effective as of September 6, 2017, as amended on July 13, 2018, and as a result no separate royalties or milestone payments shall be due to XOMA under the LakePharma Agreement based on LakePharma’s provision of services to Sonnet using XOMA040 for any Discovery Product while the Agreement is in place. For any Discovery Products discovered or developed under the LakePharma Agreement after the termination of the Agreement, Sonnet shall pay XOMA the standard milestones and royalties payable to XOMA thereunder from a customer using any of the XOMA libraries or technology. For the avoidance of doubt, the royalty rate and the milestones applies regardless of the number of Antibodies comprised in a single Discovery Product.

3.2 Representations. Sonnet hereby represents and warrants to XOMA as follows as of the Effective Date:

(a) Sonnet is a company duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

(b) Sonnet (a) has the organizational power and authority and the legal right to enter into this Amendment and to perform its obligations hereunder and under the Agreement as amended hereby, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Amendment and the performance of its obligations hereunder and under the Agreement as amended hereby. This Amendment has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c) All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Amendment have been obtained.

(d) The execution and delivery of this Amendment and the performance of such Party’s obligations hereunder and under the Agreement as amended hereby (i) do not conflict with or violate any requirement of applicable laws or regulations, and (ii) do not conflict with, or constitute a default under, any contractual obligation of it.

(e) Sonnet represents that the original assignment from Outlook to Sonnet is valid and enforceable and will indemnify XOMA for any losses and expenses associated with a determination by a court of law that such assignment is not valid and enforceable or a Third Party’s assertion that such assignment is not valid and enforceable.

3.3 No Waiver. Nothing in this Amendment is intended to operate as a waiver of any claims either of XOMA or Sonnet (each, an “Original Party”) may have against the other Original Party arising prior to the date of this Amendment, including any claims arising prior to the date of this Amendment with respect to the performance of the Original Parties under the Agreement. Any delay by an Original Party or a Party in enforcing its rights under this Amendment or the Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver as to the future enforcement of its rights under this Amendment or the Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by an authorized representative of the waiving Original Party or Party, as applicable.

3.4 Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflicts of law principles thereof. Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts (including by electronic signature or .pdf), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except to the extent expressly provided herein, the Agreement, as amended by this Amendment, including all appendices, exhibits and schedules to each of the foregoing, constitute the entire agreement between and among the Parties and Sonnet relating to the subject matter of the Agreement and supersedes all previous oral and written communications, including all previous agreements, between and among either of the Parties and Sonnet with respect to such subject to matter.

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CONFIDENTIAL

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the date first written above.

Sonnet BioTherapeutics, Inc.

By:	/s/ Pankaj Mohan
Name:	Pankaj Mohan
Title:	Founder & CEO

XOMA (US) LLC

By:	/s/ Jim Neal
Name:	Jim Neal
Title:	Chief Executive Officer